Exhibit 23
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Sigma-Aldrich Corporation

We consent to the incorporation by reference in the registration statements (Nos. 333-74163 and 333-191845) on Form S-3 and the registration statements (Nos. 333-49912, 333-62541, 333-64661, 333-30528, 333-105033, 333-177866, and 333-183247) on Form S-8 of Sigma-Aldrich Corporation (the Company) of our report dated February 6, 2014, with respect to the consolidated balance sheets of Sigma-Aldrich Corporation as of December 31, 2013 and 2012, and the related consolidated statements of income, comprehensive income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2013, and the effectiveness of internal control over financial reporting as of December 31, 2013, which report appears in the December 31, 2013 annual report on Form 10-K of Sigma-Aldrich Corporation.

/s/ KPMG LLP

St. Louis, Missouri
February 6, 2014